UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  February 16, 2010

BROOKLYN FEDERAL BANCORP, INC.
(Exact Name of Registrant as Specified in Charter)

Federal	000-51208	20-2659598
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

81 Court Street Brooklyn, NY	11201
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:   (718) 855-8500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 16, 2010, the Board of Directors of Brooklyn Federal Bancorp, Inc. (the “Company”) appointed Michael A. Trinidad as the Company’s Chief Financial Officer effective that date.  Ralph Walther, the Company’s previous Chief Financial Officer, will continue in his role as Vice President of the Company until the close of business on February 26, 2010.

Mr. Trinidad, age 52, has served as the Company’s Vice President and Controller since April 2009.  Prior to joining the Company, he was Senior Vice President and Controller at Carver Bancorp, Inc., a position he held from June 2007.  Before Carver Bancorp, Inc., Mr. Trinidad was First Vice President and Corporate Accounting Manager at Independence Community Bank, a position he held since 1997.  Mr. Trinidad was employed at Independence Community Bank since 1989, where he held various managerial roles with increasing responsibilities in the Corporate Accounting Group.  In 2006, Independence Community Bank was acquired by Sovereign Bancorp Inc.  Mr. Trinidad earned a B.B.A. in Accounting Information Systems from Pace University.

Mr. Trinidad is to receive an annual base salary of $150,000.  His compensation has been approved by the Company’s Compensation Committee. Mr. Trinidad does not currently have an employment agreement with the Company.

There are no understandings or arrangements pursuant to which Mr. Trinidad was selected as Chief Financial Officer of the Company. There is no family relationship between Mr. Trinidad and any of the Company’s other officers or directors.  In addition, Mr. Trinidad has not had any related party transactions with the Company since the beginning of the last fiscal year.

Item 8.01                Other Events.

    On February 16, 2010, the Company’s Board of Directors promoted Marc Leno, Senior Vice President, to Executive Vice President of the Company effective that date.  Mr. Leno also will continue in his position as the Chief Lending Officer, a position he has held since 2001.  Mr. Leno’s current compensation will not change in connection with his position as Executive Vice President.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

BROOKLYN FEDERAL BANCORP, INC.

DATE: February 19, 2010	By:	/s/ Richard A. Kielty
Richard A. Kielty
President and Chief Executive Officer